EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EPLUS INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

ePlus inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify that:

1.	Article Seventh of the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”), shall be deleted in its entirety.
2.	A new Article Seventh, the text of which is set forth below, shall be added to the Charter immediately after the existing Article Sixth of the Charter:

SEVENTH
No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable; provided, however, that the foregoing shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director or officer derived an improper personal benefit, or (iv) as applicable solely to directors, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law. No amendment (including any amendment effected by operation of law, by merger, consolidation or otherwise) to or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

3.	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.	This Certificate of Amendment shall become effective at 5:00 p.m., Eastern Time, on September 18, 2023.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of September 2023.

By:	/s/ Erica S. Stoecker
Authorized Officer Title:	Corporate Secretary
Name	Erica S. Stoecker